Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc	Becky Herrick	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
866-508-4969	415-433-3777	503-235-8241
Investorrelations@pacificethanol.net		paulk@pacificethanol.net

Pacific Ethanol, Inc. REPORTS Second Quarter

2012 FINANCIAL RESULTS

•	Achieved significant milestones on corporate objectives:
o	Purchased additional 33% ownership in Pacific Ethanol plants, bringing total ownership to 67%
o	Amended plant credit agreement, extending maturity date on $46.7 million in loans and improving liquidity in plant operations
o	Implemented corn oil separation technology in first of four plants

Sacramento, CA, August 14, 2012 – Pacific Ethanol, Inc. (NASDAQ: PEIX), the leading marketer and producer of low-carbon renewable fuels in the Western United States, reported its financial results for the three months ended June 30, 2012.

Neil Koehler, the company’s president and CEO, stated: “During the second quarter, we made significant progress on our 2012 strategic objectives. We acquired an additional 33% ownership interest in the plants at a discount to our last purchase price and at an even greater discount to replacement cost, and we now hold a 67% ownership interest. We amended the plant credit agreement, which provides additional liquidity for plant operations. In addition, we will diversify our revenue stream in production with the implementation of corn oil separation at the first of our four plants.”

“In response to the current adverse market conditions for production of ethanol, we have moderated production at the Pacific Ethanol plants to better optimize plant efficiencies and meet our customers’ needs. Looking ahead, the underlying industry fundamentals remain sound and we expect results to improve in the second half of the year.”

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Financial Results for the Three Months Ended June 30, 2012

Net sales were $205.4 million for the second quarter of 2012, compared to $214.6 million for the second quarter of 2011. Total gallons sold were 116.6 million for the second quarter of 2012, an increase of 16% over the 100.6 million gallons sold in the second quarter of 2011. The decline in net sales was attributable to a lower average price per gallon of ethanol sold.

Gross loss was $4.9 million for the second quarter of 2012, compared to gross profit of $1.3 million in the second quarter of 2011. The decrease is attributable to unfavorable margins from the Pacific Ethanol plants. SG&A expenses were $3.1 million in the second quarter of 2012, compared to $4.1 million for the second quarter of 2011. Operating loss for the second quarter of 2012 was $8.0 million, compared to $2.8 million for the same period in 2011, primarily due to unfavorable commodity margins causing losses at the Pacific Ethanol plants.

Loss available to common stockholders for the second quarter of 2012 was $2.9 million, compared to income of $435,000 for the second quarter of 2011. Adjusted EBITDA was negative $1.5 million for the second quarter of 2012, compared to Adjusted EBITDA of positive $1.2 million in the second quarter of 2011.

The company’s cash balance was $5.7 million at June 30, 2012, compared to a cash balance of $8.9 million at December 31, 2011.

Financial Results for the Six Months Ended June 30, 2012

For the six months ended June 30, 2012, net sales were $403.2 million, compared to $387.7 million for the same period in 2011. For the first six months of 2012, loss available to common stockholders was $8.2 million, compared to income available to common stockholders of $141,000 for the same period in 2011. Adjusted EBITDA for the first six months of 2012 was negative $4.1 million, compared to Adjusted EBITDA of positive $2.7 million for the first six months of 2011.

Q2 Results Conference Call

Management will host a conference call at 1:30 p.m. PT/4:30 p.m. ET on August 14, 2012. Neil Koehler, Chief Executive Officer, and Bryon McGregor, Chief Financial Officer, will deliver prepared remarks followed by a question and answer session. The webcast for the call can be accessed from Pacific Ethanol’s website at www.pacificethanol.net. Alternatively, you may dial the following number up to ten minutes prior to the scheduled conference call time: (877) 847-6066. International callers should dial 00-1-(970) 315-0267. The pass code will be 14148481#.

If you are unable to participate on the live call, the webcast will be archived for replay on Pacific Ethanol’s website for one year. In addition, a telephonic replay will be available at 7:30 p.m. Eastern Time on Tuesday, August 14, 2012 through 11:59 p.m. Eastern Time on Tuesday, August 21, 2012. To access the replay, please dial (855) 859-2056. International callers should dial 00-1-(404) 537-3406. The pass code will be 14148481#.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

Management believes that certain financial measures not in accordance with generally accepted accounting principles (“GAAP”) are useful measures of operations. The company defines Adjusted EBITDA as unaudited earnings before interest, taxes, depreciation and amortization and fair value adjustments. The table at the end of this release provides a reconciliation of Adjusted EBITDA to net income (loss) attributed to Pacific Ethanol, Inc. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company’s performance on a period-over-period basis. Adjusted EBITDA is not a measure of financial performance under GAAP, and should not be considered an alternative to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

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About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (NASDAQ: PEIX) is the leading marketer and producer of low-carbon renewable fuels in the Western United States. Pacific Ethanol also sells co-products, including wet distillers grain (“WDG”), a nutritional animal feed. Serving integrated oil companies and gasoline marketers who blend ethanol into gasoline, Pacific Ethanol provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Arizona, Nevada, Utah, Oregon, Colorado, Idaho and Washington. Pacific Ethanol has a 67% ownership interest in New PE Holdco LLC, the owner of four ethanol production facilities. Pacific Ethanol operates and manages the four ethanol production facilities, which have a combined annual production capacity of 200 million gallons. The facilities in operation are located in Boardman, Oregon, Burley, Idaho and Stockton, California, and one idled facility is located in Madera, California. The facilities are near their respective fuel and feed customers, offering significant timing, transportation cost and logistical advantages. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets ethanol from Pacific Ethanol’s managed plants and from other third-party production facilities, and another subsidiary, Pacific Ag. Products, LLC, markets WDG. For more information please visit www.pacificethanol.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release including, without limitation, the ability of Pacific Ethanol to continue as the leading marketer and producer of low-carbon renewable fuels in the Western United States; our ability to diversify our revenue stream and ethanol market improvements in future periods are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse economic and market conditions; changes in governmental regulations and policies; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission on March 8, 2012 and August 14, 2012, respectively.

(Tables follow)

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PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net sales	$205,447	$214,593	$403,166	$387,741
Cost of goods sold	210,347	213,310	415,543	383,894
Gross profit (loss)	(4,900)	1,283	(12,377)	3,847
Selling, general and administrative expenses	3,124	4,059	6,502	8,247
Loss from operations	(8,024)	(2,776)	(18,879)	(4,400)
Fair value adjustments	1,285	1,929	1,252	2,855
Interest expense, net	(3,093)	(3,628)	(6,002)	(7,266)
Other expense, net	(200)	(200)	(394)	(543)
Loss before provision for income taxes	(10,032)	(4,675)	(24,023)	(9,354)
Provision for income taxes	—	—	—	—
Consolidated net loss	(10,032)	(4,675)	(24,023)	(9,354)
Net loss attributed to noncontrolling interest in variable interest entity	7,403	5,425	16,441	10,122
Net income (loss) attributed to Pacific Ethanol	$(2,629)	$750	$(7,582)	$768
Preferred stock dividends	$(315)	$(315)	$(630)	$(627)
Income (loss) available to common stockholders	$(2,944)	$435	$(8,212)	$141
Net income (loss) per share, basic and diluted	$(0.03)	$0.03	$(0.10)	$0.01
Weighted-average shares outstanding, basic and diluted	86,386	16,768	86,304	15,183

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PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

	June 30,	December 31,
ASSETS	2012	2011
Current Assets:
Cash and cash equivalents	$5,666	$8,914
Accounts receivable, net	24,279	28,140
Inventories	16,303	16,131
Prepaid inventory	6,030	9,239
Other current assets	1,720	4,324
Total current assets	53,998	66,748
Property and equipment, net	155,457	159,617
Other Assets:
Intangible assets, net	3,996	4,458
Other assets	1,580	1,653
Total other assets	5,576	6,111
Total Assets	$215,031	$232,476

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PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited, in thousands, except par value)

	June 30,	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2012	2011
Current Liabilities:
Accounts payable – trade	$8,200	$5,519
Accrued liabilities	2,818	2,713
Accrued preferred dividends	7,315	7,315
Current portion – long-term debt	40,075	750
Total current liabilities	58,408	16,297

Long-term debt, net of current portion	59,694	93,689
Other liabilities	1,871	3,226
Total Liabilities	119,973	113,212

Stockholders’ Equity:
Pacific Ethanol, Inc. Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized;
Series A: 0 shares issued and outstanding as of June 30, 2012 and December 31, 2011
Series B: 927 shares issued and outstanding as of June 30, 2012 and December 31, 2011	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 86,802 and 86,632 shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	87	87
Additional paid-in capital	557,318	556,871
Accumulated deficit	(518,197)	(509,985)
Total Pacific Ethanol, Inc. Stockholders’ Equity	39,209	46,974
Noncontrolling interest in variable interest entity	55,849	72,290
Total Stockholders’ Equity	95,058	119,264
Total Liabilities and Stockholders’ Equity	$215,031	$232,476

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Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands) (unaudited)	2012	2011	2012	2011
Net income (loss) attributed to Pacific Ethanol	$(2,629)	$750	$(7,582)	$768
Adjustments:
Interest expense*	1,193	1,447	2,342	2,981
Interest income*	(3)	─	(3)	─
Fair value adjustments	(1,285)	(1,929)	(1,252)	(2,855)
Depreciation and amortization expense*	1,195	897	2,433	1,769
Total adjustments	1,100	415	3,520	1,895
Adjusted EBITDA	$(1,529)	$1,165	$(4,062)	$2,663

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* Adjusted for noncontrolling interest in variable interest entity.

Commodity Price Performance

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited)	2012	2011	2012	2011
Ethanol production gallons sold (in millions)	37.2	38.1	72.5	75.0
Ethanol third party gallons sold (in millions)	79.4	62.5	158.9	110.1
Total ethanol gallons sold (in millions)	116.6	100.6	231.4	185.1

Ethanol average sales price per gallon	$2.30	$2.79	$2.32	$2.67
Corn cost – CBOT equivalent	$6.10	$7.30	$6.28	$6.96

Total co-product tons sold (in thousands)	342.2	353.6	647.6	694.2
Co-product return % (1)	26.6%	22.3%	25.6%	22.5%

 _______________

   (1) Co-product revenue as a percentage of delivered cost of corn.

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